Exhibit 24

FILING AUTHORITY CONFIRMATION STATEMENT

This Filing Authority Confirmation Statement confirms that the undersigned has authorized and designated James M. Otterberg, W. Randy Eaddy and Ben Sirmons, who are the Chief Accounting Officer, the General Counsel and Secretary, and the Assistant General Counsel, respectively, of Unifi, Inc., each of whom may act independently of the others, to execute and file on the undersigned’s behalf any Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Unifi, Inc.

The respective authority of James M. Otterberg, W. Randy Eaddy and Ben Sirmons under this Filing Authority Confirmation Statement shall continue (for so long as he holds the position with Unifi, Inc. indicated above) until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned’s ownership of (or transactions in) the securities of Unifi, Inc., unless earlier revoked in writing. The undersigned acknowledges that James M. Otterberg, W. Randy Eaddy and Ben Sirmons are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934, as amended.

Date: 10/22/13	/s/ William J. Armfield, IV
Signature

William J. Armfield, IV
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